EXHIBIT 99.2

ANADARKO VERNON OPERATIONS

Statements of Revenues and Direct Operating Expenses

December 31, 2006, 2005, and 2004

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
Anadarko Petroleum Corporation:

We have audited the accompanying statements of revenues and direct operating expenses of the Anadarko Vernon Operations (Vernon Operations), acquired on March 30, 2007 by EXCO Resources, Inc. for each of the years in the three-year period ended December 31, 2006. These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Vernon Operations’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1. The statements are not intended to be a complete presentation of Vernon Operations’ revenues and expenses.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Vernon Operations for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas
May 29, 2007

ANADARKO VERNON OPERATIONS

Statements of Revenues and Direct Operating Expenses

December 31, 2006, 2005, and 2004

	2006	2005	2004
Total revenues	$487,102	$652,782	$447,904
Direct operating expenses:
Lease operating expenses	20,487	7,477	3,952
Gathering and processing expenses	5,954	3,258	1,637
Production and other taxes	25,951	21,654	14,058
Total direct operating expenses	52,392	32,389	19,647
Excess of revenues over direct operating expenses	$434,710	$620,393	$428,257

See accompanying notes to statements of revenues and direct operating expenses.

ANADARKO VERNON OPERATIONS

Notes to Statements of Revenues and Direct Operating Expenses

December 31, 2006, 2005, and 2004

(1)                     Basis of Presentation

On December 22, 2006, Vernon Holdings, LLC (Vernon Holdings), a wholly owned subsidiary of EXCO Resources, Inc. (EXCO) entered into an Agreement (Agreement) with Anadarko Petroleum Corporation and Anadarko Gathering Company (collectively, referred as Anadarko) whereby Vernon Holdings agreed to acquire from Anadarko certain oil and natural gas properties and related assets and liabilities near or in the Vernon and Ansley Field’s (Vernon Properties). The acquisition closed on March 30, 2007 for a cash purchase price of approximately $1,488 million, subject to contractual post-closing adjustments as set forth in the Agreement.

Anadarko did not prepare separate stand-alone historical financial statements for the Vernon Properties in accordance with accounting principles generally accepted in the United States of America. Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating costs applicable to the Vernon Properties. The accompanying statements of revenues and direct operating expenses were prepared from the historical accounting records of Anadarko.

Certain indirect expenses as further described in note 5 were not allocated to the Vernon Properties’ historical financial records. Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and would not be indicative of the performance of the properties had they been owned by EXCO.

These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity, and cash flows of the Vernon Properties and are not indicative of the results of operations for the Vernon Properties going forward.

(2)                     Significant Accounting Policies

(a)                      Principles of Combination and Use of Estimates

The combined statements of revenues and direct operating expenses are derived from the accounts of Anadarko. All significant intercompany transactions and balances have been eliminated in combination of the financial statements. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses. Actual results could be different from those estimates.

(b)                      Revenue Recognition

Total revenues in the accompanying statements of revenues and direct operating expenses include natural gas and oil revenues and gathering related revenue. Anadarko recognizes revenues based on the amount of natural gas or oil sold to purchasers when delivery to the purchaser has occurred and title has transferred. Anadarko follows the sales method of accounting for gas imbalances, whereby, as sales volumes exceed Anadarko’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds Anadarko’s share of the remaining estimated proved natural gas reserves for a given property, a liability is recorded. There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

(c)                       Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Vernon Properties. The direct operating expenses include lease operating, gathering, processing, and production and other tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses. Gathering and processing expenses include cost of product, maintenance and repair, and other operating costs. Lease operating and gathering and processing expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and natural gas production activities. Production and other taxes consist of severance and ad valorem taxes.

(3)                     Related-Party Transactions

All of the natural gas production from the Vernon Properties was sold to a wholly owned Anadarko affiliate. These products are sold by the Anadarko affiliate to unrelated third parties. Any margins earned by the affiliate are excluded from the accompanying financial statements.

(4)                     Contingencies

The activities of the Vernon Properties are subject to potential claims and litigation in the normal course of operations. Anadarko management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Vernon Properties.

(5)                     Excluded Expenses (Unaudited)

The Vernon Properties were part of a much larger enterprise prior to the date of the acquisition by EXCO. Indirect general and administrative expenses, interest, income taxes, and other indirect expenses were not allocated to the Vernon Properties and have been excluded from the accompanying statements. In addition, management of Anadarko believes such indirect expenses are not indicative of future costs which would be incurred by Vernon Holdings.

Also, depreciation, depletion, and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses, which would be incurred based on the amounts expected to be allocated to the oil properties in connection with the purchase price allocation by EXCO.

(6)                     Cash Flow Information (Unaudited)

Capital expenditures relating to oil and natural gas properties and gathering systems assets were $286.0 million, $340.5 million, and $302.8 million for the years ended December 31, 2006, 2005, and 2004, respectively. Other cash flow information is not available on a stand-alone basis for the Vernon Properties.

(7)                    Derivative Financial Instruments – Open Positions (Unaudited)

Subject to the Agreement, Anadarko entered into fixed price natural gas swap contracts to economically hedge a portion of the production. The swaps were not qualified for hedge accounting. The effects of these derivatives are not reflected in the computation of future cash inflows in the unaudited supplemental information for oil producing activities.

The following table sets forth the open natural gas derivatives at December 31, 2006 of Anadarko that were assigned to EXCO under the Agreement upon closing (in thousands, except price).

	Daily volume Mmbtus	Weighted average price

Natural gas swaps:
Remainder 2007	140,000	$7.35
2008	105,000	8.16
2009	90,000	7.84
	335,000

(a)                      Supplemental Information for Oil Producing Activities (Unaudited)

Supplemental oil reserve information related to the Vernon Properties is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (SFAS No. 69).

Because oil and natural gas reserves are based on many assumptions, all of which may substantially differ from actual results, reserve estimates and timing of development and production may be significantly different from the actual quantities of oil and natural gas that are ultimately recovered and the timing of such production. In addition, results of drilling, testing, and production after the date of an estimate may justify material revisions to the estimates.

(b)                      Estimated Proved Reserves

Proved oil and natural gas reserves are estimated and prepared in accordance with SEC guidelines and are a function of; (i) the quality and quantity of available data, (ii) the interpretation of that data, (iii) the accuracy of various economic assumptions used, and (iv) the judgment of the persons preparing the estimate.

The volumes of proved oil and natural gas reserves shown are estimates, which, by their nature, are subject to later revision. These proved oil and natural gas reserves were estimated utilizing all available geological and reservoir data as well as production performance data. These estimates are prepared annually by reserve engineers, and revised either upward or downward, as warranted by additional performance data.

The following table sets forth estimates of the proved oil and natural gas reserves (net of royalty interests) and changes therein, for the periods indicated.

	Natural gas
	(Mmcf)	Oil (Mbbl)	Total (Mboe)(1)
January 1, 2004	898,205	—	149,701
New discoveries and extensions	362,334	—	60,389
Revisions of previous estimates	(56,617)	—	(9,437)
Production	(74,036)	—	(12,339)
December 31, 2004	1,129,886	—	188,314
New discoveries and extensions	368,590	—	61,432
Revisions of previous estimates	(90,680)	401	(14,712)
Production	(79,918)	(16)	(13,336)
December 31, 2005	1,327,878	385	221,698
New discoveries and extensions	282,395	—	47,066
Revisions of previous estimates	(391,713)	—	(65,285)
Production	(69,563)	(44)	(11,638)
December 31, 2006	1,148,997	341	191,841
Proved developed reserves as of:
December 31, 2004	824,397	—	137,400
December 31, 2005	985,681	385	164,665
December 31, 2006	1,045,426	341	174,579
Proved undeveloped reserves as of:
December 31, 2004	305,489	—	50,915
December 31, 2005	342,197	—	57,033
December 31, 2006	103,571	—	17,262

(1)                  Total volumes are in thousands of barrels of oil equivalent (MBOE). For this computation, one barrel is the equivalent of six thousand cubic feet of gas.

Estimates of future net cash flows from proved reserves of natural gas, oil, condensate, and NGLs were made in accordance with SFAS No. 69. The amounts were prepared by Anadarko’s engineers and are shown in the following table. The price estimates used for the development of future cash inflows were nil, $60.32 and $61.05 per barrel of oil and $5.95, $9.34, and $5.19 per Mmbtu of natural gas for 2004, 2005, and 2006, respectively. Estimated future cash flows are reduced by estimated future development, production, abandonment, and dismantlement costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Income tax expense is calculated by applying the existing statutory tax rates, to the pretax net cash flows giving effect to any permanent differences and reduced by the applicable tax basis.

(c)                       Standardized Measure of Discounted Future Net Cash Flows

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Vernon Properties proved reserves. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money, and the risks inherent in producing oil and gas.

The following table sets forth estimates of the standardized measure of discounted future net cash flows from proved reserves of oil and natural gas for the periods indicated.

	Year ended December 31
	2006	2005	2004
	(In thousands)

Future cash inflows	$5,983,141	$12,422,955	$6,720,501
Future production costs	1,174,480	1,158,049	745,365
Future development costs	200,855	455,510	291,284
Future income tax expense	1,618,524	3,880,063	2,029,810
Future net cash flows	2,989,282	6,929,333	3,654,042
10% discount for estimated timing of cash flows	1,983,373	4,751,301	2,299,282
Standardized measure of discounted future net cash flows relating to oil and natural gas reserves	$1,005,909	$2,178,032	$1,354,760

The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods indicated.

	Year ended December 31
	2006	2005	2004
	(In thousands)
Beginning of period	$2,178,032	$1,354,760	$1,172,181
Sales of oil and natural gas produced, net of production costs	(434,710)	(620,393)	(428,257)
Net changes in prices and production costs	(1,708,229)	1,320,359	135,362
Extensions and discoveries, net of future development	363,388	925,156	652,594
Development costs incurred during the period	286,059	340,530	302,788
Change in estimated future development costs	4,851	(282,403)	(103,330)
Revisions of previous quantity estimates	(515,347)	(278,090)	(128,751)
Accretion of discount	338,863	210,729	181,880
Net change in income taxes	686,176	(458,070)	(105,907)
Timing and other	(193,174)	(334,546)	(323,800)
Net change	(1,172,123)	823,272	182,579
End of period	$1,005,909	$2,178,032	$1,354,760